Exhibit 99.1

ProPetro Enters into Binding Term Sheet to Fully Resolve Class Action Litigation

MIDLAND, Texas – August 23, 2022 – ProPetro Holding Corp. ("ProPetro" or the “Company") (NYSE: PUMP) today announced that it has entered into a binding term sheet (the "Term Sheet") to fully resolve the previously disclosed putative class action litigation referred to by the Company as the Logan Lawsuit and captioned Nykredit Portefølje Administration A/S, et al. v. ProPetro Holding Corp. et al., Case No. MO:7:19-CV-00217-DC, which was filed in the United States District Court for the Western District of Texas (the "Logan Lawsuit").

The Term Sheet provides for a settlement payment of $30 million in exchange for the complete dismissal with prejudice of the Logan Lawsuit and a release of all claims against the defendants, without any admission of fault or wrongdoing by the defendants.

Sam Sledge, Chief Executive Officer, commented, “This resolution is in the best interest of ProPetro and all of our valued stakeholders, and we are working diligently to obtain the necessary court approvals to put this matter behind us. Moving forward, we are focused on operating safely, delivering quality service to our customers, advancing our strategic priorities and driving value for shareholders.”

The proposed settlement is subject to court approval and will be fully paid by the Company's directors’ and officers' insurance providers under its insurance policies.

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Logan Lawsuit and the proposed settlement. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the operational disruption and market volatility resulting from the COVID-19 pandemic and other factors are described in ProPetro’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission. In addition, ProPetro may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

Investor Contacts:

David Schorlemer

Chief Financial Officer

david.schorlemer@propetroservices.com

432-688-0012

Matt Augustine

Senior Manager - Corporate Development & Investor Relations

matt.augustine@propetroservices.com

432-848-0871

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